CONVEYANCE, ASSIGNMENT AND BILL OF SALE

STATE OF LOUISIANA          §

PARISHES OF FRANKLIN, MADISON   §
AND RICHLAND    §

KNOW ALL MEN BY THESE PRESENTS:

THAT, NGS SUB CORP., a Delaware corporation, whose address is Two Memorial City Plaza, 820 Gessner Road, Suite 1340, Houston, TX 77024 (“Assignor”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, CONVEY, SELL, ASSIGN, TRANSFER and DELIVER unto DENBURY ONSHORE, LLC, a Delaware limited liability company, whose address is 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024 (“Assignee”), effective June 1, 2006 at 7:00 a.m. CST (the “Effective Time”), the assets and properties described in Section I below, except to the extent constituting Excluded Assets, which, after said exclusion, shall be called the “Assets.” This Conveyance, Assignment and Bill of Sale (the “Conveyance”) relates to those certain Acts of Purchase and Sale Agreement I and Purchase and Sale Agreement II dated as of May 8, 2006, between Assignor and Assignee (collectively referred to as the “Purchase and Sale Agreement”). Each capitalized term used in this Conveyance that is not otherwise defined herein shall have the meaning as set out in the Purchase and Sale Agreement.

I. ASSETS CONVEYED

The Assets shall be comprised of the following, except to the extent constituting Excluded Assets:

(a) Leases -- Any and all rights, titles and interests owned by Assignor, including but without limitation those set forth on Exhibit “A,” or which Assignor is entitled to receive by reason of any participation, joint venture, farmin, farmout, joint operating agreement, unitization agreement, or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, mineral interests, and any other interests of Assignor in Hydrocarbons, in the Delhi Holt Bryant Unit, Franklin, Madison and Richland Parishes, Louisiana (referred to herein as the “Delhi Holt Bryant Unit as more fully described below), and in those lands located within the aerial boundaries of the Delhi Holt Bryant Unit (the “Delhi Holt Bryant Unit Lands” as more fully described below), it being the intent hereof that the leases, properties and interests and the legal descriptions and depth limitations set forth on Exhibit “A,” or in instruments described in Exhibit “A,” if any, are for information only and the term "Leases" includes all of Assignor's right, title and interest in the above described Hydrocarbon interests in the Delhi Holt Bryant Unit and in the Delhi Holt Bryant Unit Lands, other than the Excluded Assets, including but not limited to those described on Exhibit “A,” or in instruments described in Exhibit “A,” even though such interests may be incorrectly described in Exhibit “A” or omitted from Exhibit “A”.

For purposes of this Conveyance, the Delhi Holt Bryant Unit in Franklin, Madison and Richland Parishes, Louisiana, shall be as described in and governed by Louisiana Department of Natural Resources, Office of Conservation Orders Nos.96-F, 96-F-1, 96-G-4 and 96-G-5, as amended and supplemented. The Delhi Holt Bryant Unit Lands, being those lands within the aerial boundaries of the Delhi Holt Bryant Unit, as to all depths, are described in Exhibit “A-1”. "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

(b) Real Property, Personal Property and Incidental Rights -- All right, title and interest of Assignor in and to or derived from the following, insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases:

(i) All interests in the surface estate in Delhi Holt Bryant Unit Lands, including but not limited to those described on Exhibit “A”;

(ii)  All easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests relating to the use of the surface, including but not limited to those described on Exhibit “A,” or in instruments described in Exhibit “A”;

(iii) All wells, including but not limited to those listed on Exhibit “A-2" attached hereto, whether or not such wells are active or inactive, along with all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, dehydration facilities, platforms, tank batteries, appurtenances, and improvements situated upon the Leases as of the Effective Time and used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the wells or Leases;

(iv) All unit agreements, orders and decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent same is attributable to the Assets, as of the Effective Time, including but not limited to those described on Exhibit “A”;

(v) All contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, disposal and fractionating contracts, joint operating agreements, including but not limited to those described on Exhibit “A”; and

(vi) Originals of all lease files, land files, well files, production records, division order files (including paysheets and supporting files), abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all geological, information and data, to the extent that such data is not subject to any third party restrictions, but excluding Assignor's proprietary interpretations of same.

(c) Inventory Hydrocarbons -- All right, title and interest of Assignor in and to all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) produced from or attributable to the Leases prior to the Effective Time which have not been sold by Assignor and are in storage at the Effective Time.

II. EXCLUDED ASSETS

There is specifically EXCEPTED and RESERVED from this Conveyance, the following described assets and properties, herein called “Excluded Assets.” As used in this Conveyance, the term "Excluded Assets" shall mean the following:

(a) Assignor saves and excepts from the Conveyance the lessors’ royalty, all overriding royalty and other burdens on production encumbering the Delhi Holt Bryant Unit as of the Effective Time (including, without limiting the foregoing, that certain Act of Sale And Assignment executed on January 31, 2006 but effective as of December 1, 2005, by and between James H. Jones and Kristi S Jones, as Vendors and NGS Sub Corp., as Vendee, it being the intention of the Assignor to convey to the Assignee a net revenue interest of not less than eighty percent (80%) in the Delhi Holt Bryant Unit.

(b) An undivided twenty five percent of eight eighths (25% of 8/8ths) working interest in and to the Assets which are not included in the Delhi Holt Bryant Unit. It being the intent of the Parties that Assignor is hereby conveying to Assignee an undivided seventy five percent of eight eighths (75% of 8/8ths) working interest in the Assets which are not included in the Delhi Holt Bryant Unit, proportionately reduced to the interest owned by Assignor, if any.

(c) Any acquisitions of, or agreements to acquire, royalty interests in the Leases, made by Assignor prior to the Effective Time, which are identified and described in Exhibit “K” of the Purchase and Sale Agreement, and no additional offers to acquire such royalty interest have been or will be made by Assignor after May 1, 2006.

(d) An undivided reversionary working interest of twenty-five percent of eight eighths (25.0% of 8/8ths)) and a net revenue interest of twenty percent of eight eighths (20.0% of 8/8ths)), in the Delhi Holt Bryant Unit, (collectively, the “Reversionary Interests”), at such time as Assignee has achieved “Payout” of the Delhi Holt Bryant Unit. “Payout” shall be defined as that point in time when Assignee has received “Total Net Cash Flow” from Assignee’s operation in and on the Delhi Holt Bryant Unit in the amount of two hundred million and no/100 dollars ($200,000,000.00). It being the intent of the Parties that Assignor is hereby conveying to Assignee an undivided one hundred percent (100%) working interest and an eighty percent (80%) net revenue interest in the Delhi Holt Bryant Unit, subject to Assignor’s Reversionary Interests. Assignor’s Reversionary Interests as set forth above will be proportionately reduced in the event Assignee’s actual working interest and/or net revenue interest, respectively, acquired by virtue of this Conveyance are less than those interests set forth above. Assignor’s Reversionary Interests shall automatically revert to Assignee once “Payout” has been achieved, without any further action on the part of Assignor. Assignor’s Reversionary Interests will be effective on the first day of the month next succeeding the point in time in which “Payout” has occurred. Within fifteen (15) days after “Payout” has occurred, Assignee shall provide Assignor with an Assignment of the Assignee’s Reversionary Interests, which will be free and clear of all liens and encumbrances of any kind. Assignor’s Reversionary Interests shall be subject to the following additional terms and provisions:

(i) Total Net Cash Flow for purposes of this Conveyance and as utilized in determining when “Payout” has occurred, is defined as being the excess of Net Revenues from the Delhi Holt Bryant Unit over all Operating Costs for the Delhi Holt Bryant Unit, being all costs and expenses to operate, maintain and produce the Delhi Holt Bryant Unit, but excluding capital costs and capital expenditures (including those set forth in Section 3.4 of the Purchase and Sale Agreement). Net revenues are defined as being gross revenues from the Delhi Holt Bryant Unit operations less any applicable federal, state and local taxes (including excise, production, severance, sales, and ad valorem taxes, but excluding any income based taxes) and less revenue attributable to royalties, and any other overriding royalty interests, production payments, net profit interest and similar interests or burdens of record prior to or as of the Effective Time. Operating Costs used in computing Total Net Cash flow shall be the total Delhi Holt Bryant Unit operating costs and expenses (including administrative overhead charges) actually incurred and expended by the Operator and charged to the joint account by the Operator, as set forth in the Accounting Procedure of the Unit Operating Agreement, deemed transportation costs to deliver CO2 to the Delhi Holt Bryant Unit [being the stipulated and agreed costs set forth in Section 1.9 (d)(2) of the Purchase and Sale Agreement], deemed costs for CO2 delivered to the Delhi Holt Bryant Unit [being the stipulated and agreed costs set forth in Section 1.9 (d)(2) of the Purchase and Sale Agreement]. An “mcf” of CO2 shall be 1000 cubic feet of CO2 at standard conditions.

(ii) If CO2 is used by Assignee for enhanced oil production from the Delhi Holt Bryant Unit, Assignee shall act as a reasonable prudent operator in delivering CO2 to the Delhi Holt Bryant Unit in a timely manner and in sufficient quantities to efficiently conduct operations to enhance oil production. Assignee will deliver CO2 to the Delhi Holt Bryant Unit at a fixed transportation cost as set forth in Section 1.9 (d)(2) of the Purchase and Sale Agreement. The agreed cost for the CO2 delivered to the Delhi Holt Bryant Unit will be as set forth in Section 1.9 (d)(2) of the Purchase and Sale Agreement. All CO2 injected into the Delhi Holt Bryant Unit shall be owned by the working interest owners proportionate to their interests. Any CO2 delivered to the Delhi Holt Bryant Unit and used by Assignee for any purpose other than in the Delhi Holt Bryant Unit shall be credited to the Total Net Cash Flow calculation as revenue at the same price that the CO2 is charged as provided in Section 1.9 (d)(2) of the Purchase and Sale Agreement.

(iii) Costs associated with building, owning, operating, and maintaining CO2 pipelines used by Assignee to deliver CO2 to the Delhi Holt Bryant Unit and within the Delhi Holt Bryant Unit, including pipelines from the source field for the CO2, shall not be included in the computation of the costs used to determine Total Net Cast Flow or “Payout”, but shall be used in computing the capital expenditure commitment set forth in Section 3.4 of the Purchase and Sale Agreement. All such CO2 pipelines shall be owned solely by Assignee, and Assignor shall not have or be entitled to any interest in such pipelines, reversionary or otherwise.

(iv) Assignor’s Reversionary Interests in the Delhi Holt Bryant Unit, after they revert, shall be subject to the terms and provisions of the Unit Operating Agreement. After such Reversionary Interests revert to Assignor, Assignor shall be liable for and shall assume and pay its proportionate working interest share of all subsequent costs associated with its working interest in the Delhi Holt Bryant Unit, including capital costs.

(v) If for any reason Assignor desires not to accept the Reversionary Interests provided for in this Paragraph (d), and the obligations and liabilities associated with such Reversionary Interests, Assignor may decline to accept such Interests by notifying Assignee in writing on or before fifteen (15) days after the effective date of reversion. After receipt of such a notice, Assignor’s right to the Reversionary Interests will terminate.

(vi) Prior to Payout Assignee will deliver to Assignor (aa) on a monthly basis operating reports covering revenues, operating expenses, capital expenditures, production and injection volumes and product prices received; and (bb) a quarterly statement (with all supporting documentation) identifying the status of Total Net Cash Flow amounts and Payout Statement for the Delhi Holt Bryant Unit; and (cc) Assignee shall further provide Assignor with quarterly reports including historical and prospective technical information relating to the Delhi Holt Bryant Unit including, but not limited to injection and production data on a field and well basis, well logs, cores, tests and any other data necessary for Assignor to perform its own technical analysis; and (dd) the right to request an annual technical presentation to be presented to Assignor by the appropriate technical staff of Assignee. Assignor shall have the right to conduct an annual audit of the accounts and records of Assignee (at a mutually convenient time during Assignor’s normal business hours and in accordance with the Council of Petroleum Accountants Society guidelines and practices for audits by working interest owners) to verify the accounting for the Total Net Cash Flow amount and Payout. Such audits may be performed by Assignor directly or through an independent accounting firm of its choice, but in each case at the Assignor’s sole cost and expense. Notwithstanding the above, all Payout accounting by Assignee during any calendar year shall conclusively be presumed true and correct after twenty four (24) months following the end of any such calendar year, unless within the said twenty four (24) month period, Assignor takes written exception thereto and makes claim on Assignee for adjustments.

(c) All trade credits, accounts receivable, notes receivable and other receivables attributable to Assignor's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Assignor's interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing with respect to the Assets prior to the Effective Time;

(d) All corporate, financial, and tax records of Assignor; however, Assignee shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Assignee's ownership, administration, or operation of the Assets;

(e) All claims and causes of action of Assignor arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time; provided, however, Assignor shall transfer to Assignee all claims and causes of action of Assignor against prior owners of the Assets or third parties for Environmental Obligations or Liabilities that are not Retained Environmental Obligations or Liabilities;

(f) Except as otherwise provided in Article 15 of the Purchase and Sale Agreement, all rights, titles, claims and interests of Assignor relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(g) All Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons and the unsold inventory of gas plant products, if any, attributable to the Leases as of the Effective Time;

(h) Claims of Assignor for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(i) All amounts due or payable to Assignor as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets with respect to any period prior to the Effective Time;

(j) All amounts due or payable to Assignor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(k) All proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time; and

(l) All of Assignor's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos.

III. OBLIGATIONS ASSUMED BY ASSIGNEE

As of the Effective Time, Assignee expressly assumes and agrees to pay, perform, fulfill and discharge the following obligations (the “Assumed Obligations”):

(a) All Environmental Obligations or Liabilities, as defined below, arising after the Effective Time with respect to the Assets, and any Environmental Obligations or Liabilities that (i) relate to naturally occurring radioactive material (“NORM”), or (ii) relate to the plugging and abandonment of the wells listed on Exhibit “A-2” and any related surface restoration of these well sites, or (iii) resulted from or relate to an activity or a condition with the Assets first occurring after the Effective Time;

“Environmental Obligations or Liabilities” as used in this conveyance shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, associated with the Assets, and attributable to or resulting from: (i) pollution or contamination of soil, groundwater or air, on, in or under the Assets or lands in the vicinity thereof, and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, lakes, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, lakes, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, including those in a surface or mineral lease, whether an express or implied obligation, (v) all obligations, whether pursuant to an Environmental Law or a surface or mineral lease obligation, whether express or implied, for plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, and any other surface locations or sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, which are included in the Assets; (vi) violation of any federal, state or local Environmental Law or land use law, or surface or mineral lease obligation, whether an express or implied obligation, and (vii) any other violation which could qualify as an Environmental Defect. Notwithstanding anything to the contrary set forth in, or implied by, the above, "Environmental Obligations or Liabilities" does not include (i) personal injury or wrongful death occurring prior to the Effective Time or (ii) offsite waste disposal occurring prior to the Effective Time;

(b) All obligations with respect to gas production, sales or, subject to processing imbalances with third parties;

(c) All liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets after the Effective Time, including, but not limited to, all liabilities, duties, and obligations, express or implied, imposed upon Assignor herein under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances, excluding, but not limited to, the claims and suits set forth in Exhibit “F” of the Purchase and Sale Agreement; and

(d) The obligations of Assignor under that certain Site Specific Trust Account as previously set up for the plugging of abandoned wellbores in the Delhi Holt Bryant Unit. Assignee shall within sixty (60) days after the Closing Date provide the requested cash or irrevocable stand-by letter of credit sufficient to assume all of Assignors’ obligations under the Site Specific Trust Account and to cause the Assignor to be released from its financial obligations thereunder.

IV. OBLIGATIONS RETAINED BY ASSIGNOR

As of the Effective Time, Assignor expressly retains and agrees to pay, perform, fulfill and discharge the following obligations (the “Retained Obligations”):

(a) Any Environmental Obligations or Liabilities of any nature related to the Excluded Assets;

(b) All Environmental Obligations or Liabilities arising before the Effective Time, except Environmental Obligations or Liabilities that (a) relate to NORM, or (b) relate to the plugging and abandonment of the wells listed on Exhibit “A-2” and any related surface restoration of these well sites, or (c) resulted from or relate to an activity or a condition with the Assets first occurring after the Effective Time; and

(c) All liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets prior to the Effective Time, including, but not limited to, all liabilities, duties, and obligations, express or implied, imposed upon Assignor under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances, including but not limited to the claims and suits set forth in Exhibit “F” to the Purchase and Sale Agreement, except for those specifically included in the definition of “Assumed Obligations.”

V. INDEMNIFICATIONS, WARRANTIES AND
WAIVERS OF WARRANTIES

ASSIGNEE AGREES TO INDEMNIFY, DEFEND AND HOLD ASSIGNOR AND ASSIGNOR’S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, PUNITIVE DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF (COLLECTIVELY THE “CLAIMS”), WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF THE ASSUMED OBLIGATIONS.

ASSIGNOR AGREES TO INDEMNIFY, DEFEND AND HOLD ASSIGNEE AND ASSIGNEE’S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF THE RETAINED OBLIGATIONS.

THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS CONVEYANCE SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

THIS CONVEYANCE IS MADE WITHOUT WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WITHOUT RECOURSE, EVEN AS TO THE RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION, EXCEPT THAT ASSIGNOR SHALL WARRANT TITLE TO THE ASSETS WITHIN THE DELHI HOLT BRYANT UNIT (AND ONLY SUCH ASSETS) AGAINST ALL CLAIMS, LIENS, BURDENS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER ASSIGNOR, BUT NOT OTHERWISE AND NOT WITH RESPECT TO ANY IMPAIRMENT OR FAILURE OF TITLE RELATED TO ANY LACK OF PRODUCTION IN PAYING QUANTITIES. THIS CONVEYANCE, ASSIGNMENT AND BILL OF SALE SHALL BE MADE WITH FULL SUBSTITUTION AND SUBROGATION TO ASSIGNEE IN AND TO ALL COVENANTS AND WARRANTIES BY OTHERS HERETOFORE GIVEN OR MADE TO ASSIGNOR WITH RESPECT TO THE ASSETS.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ASSIGNOR CONTAINED IN THIS CONVEYANCE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF ASSIGNOR. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING ASSIGNEE SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT ASSIGNEE ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION. ASSIGNEE HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

ASSIGNEE EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548 (1870), AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; ASSIGNEE WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2520, ET SEQ; ASSIGNEE ACKNOWLEDGES THAT THIS EXPRESS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ASSIGNEE ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF ASSIGNEE AND EXPLAINED IN DETAIL AND THAT ASSIGNEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ABOVE DESCRIBED PROPERTY.

VI. PREFERENTIAL RIGHT TO PURCHASE

This Conveyance is made expressly subject to a Preferential Right to Purchase, the terms and conditions of which are as follows:

(a) In the event Assignor or Assignee receives a bona fide offer from a third party to purchase all or a part of the interests of Assignor (reserved overriding royalty interest or reversionary working interest, before or after reversion) or Assignee (the “Selling Party”) in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest (including interests hereafter owned or acquired), and once the Selling Party and a proposed transferee have fully negotiated the principal terms and conditions of a transfer (which principal terms shall include all material terms and conditions necessary for a purchaser to make an informed decision including, but not necessarily limited to, price, timing, scope, character and description of the interests to be transferred, agreed indemnities, reservations and exclusions), Selling Party shall disclose such principal terms and conditions in detail to the other party to this Conveyance (the “Receiving Party”) in a written notice. Receiving Party shall have the right to acquire the interest proposed to be transferred from the Selling Party on the same terms and conditions agreed to by the proposed transferee if, within ten (10) Days after receipt of Selling Party’s written notice, the Receiving Party delivers to the Selling Party a counter-notification that Receiving Party accepts the agreed upon terms and conditions of the transfer without reservations or conditions. If the Receiving Party does not deliver such counter-notification, the transfer to the proposed transferee may be made, subject to the provisions of this Conveyance, under terms and conditions no more favorable to the transferee than those set forth in the notice to Receiving Party, provided that the transfer shall be concluded within one hundred eighty (180) days from the date of Assignee’s receipt of Selling Party’s written notice. In the event the proposed sale of the interest to a third party is timely consummated, the preferential right to purchase shall no longer attach to the interest transferred to the third party. In the event the proposed sale of the interest to the third party is not consummated, then the preferential right to purchase such interest shall be reinstated as to any future offers to purchase the interest.

(b) In the event Selling Party’s proposed transfer of part or all of its interest in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest, involves consideration other than cash or involves other properties included in a wider transaction (package deal), then the interest to be assigned by Selling Party (or part thereof) shall be allocated a reasonable and justifiable cash value in the notification to Receiving Party. Receiving Party may satisfy the requirements of this Article 19.1 by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

(c) The preferential right to purchase shall be applicable to any transfer of all or a portion of a Selling Party’s interest in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest, whether directly or indirectly by assignment, merger, consolidation, or sale of stock, or other conveyance, other than with or to an affiliate, subsidiary, or parent company existing as of the date of the Purchase and Sale Agreement, and provided further, the preferential right to purchase shall not apply if the Selling Party is selling or transferring all or substantially all of its oil and gas assets, and such oil and gas assets being sold include oil and gas assets other than interests in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest.

VII. MISCELLANEOUS PROVISIONS

Assignor and Assignee agree, when requested, to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Conveyance. So long as authorized by applicable law so to do, (i) Assignor agrees to execute, acknowledge and deliver to Assignee all such other additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively convey and assign to Assignee the Assets conveyed hereby or intended so to be conveyed; and (ii) Assignee agrees to execute, acknowledge and deliver to Assignor all such other additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively evidence Assignor’s rights in and to the Excluded Assets. Without limiting the foregoing, in the event Exhibit “A” incorrectly or insufficiently describes or references or omits the description of a property or interest intended to be conveyed hereby, Assignor agrees to, within twenty (20) days of Assignor’s receipt of Assignee’s written request, together with supporting documentation satisfactory to Assignor, correct such Exhibit and/or execute an amended assignment or other appropriate instruments necessary to transfer the property or interest intended to be conveyed hereby to Assignee.

All exhibits attached to this Conveyance, and the terms of those exhibits which are referred to in this Conveyance, are made a part hereof and incorporated herein by reference. References in such exhibits to instruments on file in the public records are made for all purposes. Unless provided otherwise, all recording references in such exhibits are to the appropriate records of the parishes in which the Assets are located.

If any provision of this Conveyance is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of the Conveyance shall continue and remain in full force and effect.

All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Conveyance shall be covenants running with the land and shall inure to the benefit of and be binding upon, and shall be enforceable by, the parties hereto and their respective successors and assigns. Any subsequent transfer of all or any part of the Assets conveyed and assigned herein shall be made expressly subject to the terms and provisions of this Conveyance.

This Conveyance is made subject to the Purchase and Sale Agreement, and all terms and conditions of said Purchase and Sale Agreement are incorporated herein by reference to the same extent and with the same effect as if copied in full herein. In the event of a conflict between the terms and conditions of this Conveyance and the said Purchase and Sale Agreement, the Purchase and Sale Agreement shall govern and control.

TO HAVE AND TO HOLD unto Assignee, its successors and assigns, forever.

IN WITNESS WHEREOF, the undersigned have executed this instrument on the dates of the respective acknowledgments annexed hereto, but effective as of the above-stated Effective Time.

WITNESSES:	ASSIGNOR:

_________________________	NGS SUB CORP.
_________________________
By:
Robert S. Herlin
President & CEO

ASSIGNEE:

_________________________	DENBURY ONSHORE, LLC
_________________________
By:
H. Raymond Dubuisson
Vice President-Land

STATE OF TEXAS,

COUNTY OF HARRIS.

On this _____ day of ______________, 2006, before me personally appeared Robert S. Herlin, to me personally known, who, being by me duly sworn, did say that he is the President & CEO of NGS SUB CORP., a Delaware corporation, and that the foregoing instrument was signed and delivered on behalf of the corporation by authority of its Board of Directors and that he acknowledged the instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____________________________
Notary Public in and for the State of Texas

STATE OF TEXAS,

COUNTY OF COLLIN

On this _____ day of ______________, 2006, before me personally came and appeared H. Raymond Dubuisson, to me known, who, being by me duly sworn, did say that he is the Vice President-Land for DENBURY ONSHORE, LLC, a Delaware limited liability company, that he signed the foregoing instrument on behalf of said limited liability company and as the free act and deed of said limited liability company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____________________________
Notary Public in and for the State of Texas